Exhibit 8.2

[Simpson Thacher & Bartlett LLP Letterhead]

February 22, 2008

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria

Moreno 877, 23rd Floor, (C1091AAQ)

Buenos Aires, Argentina

+54 (11) 4814-7800

Ladies and Gentlemen:

We have acted as United States tax counsel to Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, or Cresud Inc., an Argentine corporation (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of rights (“Rights”) to subscribe for an aggregate of 180,000,000 common shares, par value Ps.1.00 per share, (“Common Shares”) including common shares in the form of American Depositary Shares (“ADSs”) and warrants (“Warrants”) to purchase an additional 60,000,000 common shares.

We have examined the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

February 22, 2007

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the statements set forth in the Registration Statement under the caption “Taxation – Certain United States Federal Income Tax Consequences,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, represent our opinion as to the material United States Federal income tax consequences of the ownership of Rights, Common Shares, ADSs and Warrants by United States holders as of the date hereof.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP